Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Joseph Beaulieu
(360) 412-2119
jbeaulieu@fcbonline.com

FIRST COMMUNITY BANK RE-NAMED VENTURE BANK®

Record Performance, Growth Spur New Brand Initiative, Branch Re-Design

Olympia, Wash., May 22, 2003 — First Community Bank of Washington (FCB) (www.fcbonline.com), today announced the implementation of a major brand initiative, including a new name – Venture Bank.  The initiative also includes innovative architectural remodeling of the company’s branch offices to better meet the service and convenience needs of customers.

FCB reported record earnings and profits for 2002, and again for the first quarter of 2003, in spite of sluggish state and national economies and historically-low interest rates.

“Our new name, signs, logo and branch designs will help us project our growth further into our key markets, and better reflect our Northwest-centric attitude toward serving customers,” said Chairman and CEO Ken F. Parsons, Sr.  “Our mission, vision and values won’t change.  We’re not being sold.  We’re not merging.  We’re as independent as our customers.” Parsons added.

Founded in 1979 as Lacey Bank and first renamed in 1981, FCB has continued to expand, most recently with the 2002 acquisition of Harbor Bank in Gig Harbor.  FCB, locally owned and independently operated, now has 21 offices in four Western Washington counties.  It offers a full spectrum of financial services, including commercial, construction, residential and consumer lending, deposit products and other banking services.  The Bank also provides a broad range of investment services through its subsidiary, FCB Financial Services, Inc.

“We’re very entrepreneurial and independent – an ethic that reflects our Northwest roots,” said Bank President Jon M. Jones.  “Our employees are empowered to take banking beyond the ‘transaction’ – to create an exceptional experience for the customer.  Our new name, Venture Bank really speaks to that ethic,” Jones added.

New signage, logos and other materials will reflect the name Venture Bank beginning Tuesday,  May 27, 2003.  The transition will be seamless for customers, whose account information and related services will remain unchanged.  Customers need not take any action to maintain all banking-related services under the new name.

Venture Bank will further strengthen its presence along the I-5 corridor in 2003 with the construction of a new facility in Puyallup that will introduce many new, exciting concepts in branch banking.  Work on the facility is expected to be completed in the third quarter at the Meridian and 120th site, near the South Hill Mall, a main arterial and commerce center in Pierce County.

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